Exhibit 10.21

Accident Prevention Plus, Inc.
325 Wireless Boulevard Hauppauge, New York l1788
631.360.0600 Fax: 631-265.3351 E-mail: appinc@mindspring.com


                              DISTRIBUTOR AGREEMENT
                                      DATE:



This is an Agreement between Accident Prevention Plus, Inc. ("APP"), and INTELLISERVICES. S.A. DE C.V. Av. La. Fragua 314, Col. Centro C.p. 91700. Veracruz, Ver. (Distributor)

It is agreed that Distributor is appointed THE EXCLUSIVE DISTRIBUTOR for the sale of Accident Prevention Plus, Inc. (APP) products in ____Mexico_________, as same is presently constituted, is herein referred to as the "Territory") as set forth in the current APP Distributor Cost Scbedule, as revised by APP from time to time. This appointment is governed by the following terms:

l.   DISTRIBUTOR SALES EFFORTS

At Distributor's expense, Distributor shall (1) take an active part in APP's sales programs; (2) participate in distributor product training courses; (3) maintain adequate facilities to assure the prompt handling of all business generated under tbis Agreement; (4) carry a representative inventory of APP products to assure adequate and timely delivery.

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2.   APP SALES EFFORTS

APP will furnish Distributor without charge a reasonable supply of price lists, sales literature, books, catalogs, etc. as APP may prepare for national distribution, in English and Spanish, and shall also provide Distributor with such technical and sales assistance as may be necessary to assist Distributor in effectively carrying out it's activities under this agreement. APP shall use reasonable efforts to fill all orders issued by Distributor hereunder, but shall not be obligated to accept Distributors orders and upon acceptance thereof, shall not be liable for delay or failure to make any shipment or delivery. Within the Territory APP will sell APP products only to Distributor and will take all reasonable steps to ensure that APP customers outside of the Territory do not resell APP products into the Territory.

3.   TERMS AND CONDITIONS 0F SALE

The prices for all products shall be as negotiated between APP and Distributor, revised from time to time by APP and Distributor and as in effect at the time of shipment. Such initial price list is attached. The minimum order quantities shall be APP standard minimums as established from time to time and as in effect at the time Distributor' s orders are acknowledged. Terms of payment shall be 1% 20 days net 30days in U.S.D.,subject to credit approval, payable to Accident Prevention Plus Inc. No other terms and conditions shall be applicable.

4.   RELATIONSHIP 0F THE PARTIES AND WARRANTIES

A. Distributor Is an independent contractor and in no way an agent of APP, it being expressly agreed that the only relationship created by this Agreement is that of vendor and vendee. Distributor agrees not to make any representation, promise, guarantee, or warrant on APP's behalf. Distributor further agrees that it has no authority to assume or create any obligation on APP's behalf, expressed or implied regarding APP products or otherwise. APP's only warranty obligation covering products sold by it to Distributor shall be as set forth in APP's standard printed warranty as applicable to the particular product. NO WARRANTY 0F SUITABILITY FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY EXPRESSED STATUTORY OR IMPLIED, SHALL APPLY TO THE PRODUCTS. In no event shall APP be liable for damages by reason of failure of any product to function properly (beyond its liability in law) or for consequential or special damages.

B. In connection with the sales promotion or advertising of APP products, Distributor shall use the name and type number designated by APP for each such product. Distributor shall not in any way alter APP's labels or other identifying marks on its products. Distributor further agrees not to use the name "APP Devices" or any name similar which may in any way result in confusion or lead a third party to believe that .APP and the Distributor are not separate and distinct entities.

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C.   Distributor will provide APP on request with a list of the Distributor's customers using APP products and will permit APP to have access to its sales records for the purpose of determining same. Distributor will provide APP on request with a list of products in Distributor's inventory as of the first day of such month or will permit a designated representative of APP to review such inventory

5.   PRICE CHANGES

In the event of a reduction in the price of products, APP shall grant to Distributor a credit with respect to products then in Distributor's inventory and products in transit equal to the difference between the lowest price for that product in effect immediately preceding such reduction and the new lowest price for that product, multiplied by the quantity of each such product. Back orders will also be re-priced accordingly. APP will also give Distributor the same price protection with respect to products in the inventories of Distributor' s customer, if and to the extent that Distributor is required to give such price protection to its customers. The Distributor will furnish APP with such information to enable APP to determine the amount of such prices as APP may reasonably request and shall permit APP TO HAVE ACCESS TO ITS PLACE 0F BUSINESS AND ITS BOOKS AND RECORDS IN ORDER TO VERIFY SAME. Inventory reports from the Distributor for the issuance of price credits shall be received by APP within fifteen (15) days after the effective date of the price changes. NO SUCH CREDIT WILL BE DUE DISTRIBUTOR IF DISTRIBUTOR FAILS TO FURNISH SUCH INVENTORY REPORT WITHIN SAID TIME.

6.   RETURNS

The following products may be returned under the following prescribed conditions:

A. New Products. A "New Product" for the purpose of this Agreement shall be a Product that is newly introduced by APP to the market and designated by APP as "'NEW PRODUCT". Such product shall be and remain a New Product for the purposes of this paragraph 6(a) for a period of six (6) months from the date of the first shipment of such product to the Distributor, provided Distributor has ordered the original shiprnent quantity of such product within thirty (30) days from the date o fAPP's notification to Distributor of Distributor's original shipment quantity thereor.

Within thirty (30) days from the date of expiration of the 6-month period established above, Distributor will be permitted to return for credit that quantity of a New Product having a dollar amount (based upon the Distributor Cost Schedule in effect as of the date of return, for the original order quantity level of such New Product) no more than the original invoice price for the original order quantity. New Products purchased after the expiration of the initial 12-month period, and New Products, whenever purchased, which Distributor desires to retur subsequent to the end of the 30-day period following the expiration of the initial 12-month period, will be considered for return conditions for other products as set forth below.

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B.   Regular Products. Distributor may return for credit a quantity of products the value of which does not exceed five (5%) percent of the net sales invoiced Distributor for products shipped to Distributor within a six (6) month period immediately preceding notification dates by APP. All returned products will be credited at Distributor' s actual purchase price or the lowest price set forth in the Distributor' s Cost Schedule in effect on the day of return, whichever is less.

At the end of each (12) month period the Distributor shall be so notified and shall have thirty (30) days from the day of such notification to make such return. This return privilege shall apply only if:

     1. The returned products were shipped from APP less than eighteen (18) months prior to date of such notification.

     2.   The returned products have not been damaged, altered or misused.

     3. The returned products have been approved by APP for Distributor stocking.

     4. At the time of this return, Distributor must order a quantity of products the dollar value of which equals the dollar value of the products returned.

     5.   All returns must be within the time periods specified above.

C. Return Authorization. All products hereunder must be shipped prepaid and accompanied by APP's standard return material authorization form. Distributor agrees to furnish APP, upon written request, a detailed inventory report in a form acceptable to APP, as requested from time to time.

7.   MERCHANDISING PROGRAM

A. APP and Distributor shall undertake a cooperative merchandising program pursuant to which Distributor shall spend Two percent (2%) of Distributor' s purchases from APP in each year of the term of this Agreement. In order to fund such program, Distributor shall be entitled to a One percent (1%) discount on all purchases from APP and Distributor shall itself pay an equal amount for such program. On an annual basis, Distributor shall provide APP with an accounting of the expenditures for such cooperative merchandising program.

8.   TERMINATION AND CANCELLATION

This Agreement shall be in effect upon the date thereof and shall expire on October 2, 2001, subject to the provisions hereinafter set forth. APP may terminate this Agreement in the event the Distributor breaches any term hereof, the branch of which is materially adverse to APP, on notice which shall become effective twenty (20) business days from the date given if such breach is not sooner corrected by Distributor shall be, or become, insolvent, or if the Distributor makes an assignment for the benefit of creditors or there is instituted a voluntary or involuntary proceeding in bankruptcy seeking to have the Distributor declared bankrupt, or proceedings are instituted against Distributor under the insolvency laws or for reorganization or receivership or dissolution.

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9.   GOVERNING LAWS

This Agreement and its validity shall be governed by, subject to, and construed in accordance with the laws of the State of New York.

10.  WAlVER

The failure of APP to enforce at any time or for any period of time the provisions hereof of the failure of APP to exercise any options herein shall not be construed as a waiver of such provision or option, and shall in no way affect APP' s right to later effect such provision or exercise such option.

11.  ASSIGNMENT

The Distributor may not assign this Agreement without APP' s prior written consent executed in the same manner as this Agreement.

12.  INTEGRATION

This Agreement cancels and supersedes any previous understanding or agreements between the parties relating to the subject matter, hereunder, including any existing distributorship agreement. This Agreement expresses the complete and final understanding of the parties with respect to the subject matter hereunder and may not be changed in any way expect by an instrument in writing-signed by both parties in the same manner as this Agreement.

13.  NOTICE

Any notice required to be given hereunder shall be given by e-mail, fax or overnight courier delivery and shall be deemed to have been received on the date of actual receipt thereof, if delivered by courier or on the date of transmission thereof, if delivered by fax.

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14.  WARRANTY APP shall provide a full exchange warranty for APP products for for a one (1) year period after sale to Distributor's customers on the basis that during such one (1) year period, any product returned to Distributor as defective be accepted by APP when delivered to APP and full credit be given thereof by APP to Distributor.

15.  CONFIDENTIALITY

During the term of this Agreement, neither party shall disclose to any firm or person confidential or proprietary information furnished by the other to it, including but not limited to unannounced products, figures on volume of sales, revenues, factory costs, and technology of every sort. When doubt exists as to the confidentiality of any information it is the responsibility of the recipient to obtain permission from the disclosing party in writing prior to any disclosure. Upon termination of this Agreement or upon request by APP, Distributor shall return to APP originals and all copies o fall customer lists, brochures, catalogs, price lists, advertising materials and all other documents related to the sales of products furnished by APP. This duty of confidentiality shall survive termination of this Agreement.

16.  BILL TO & SHIPPING LOCATIONS

Bill To:



Ship Locations:



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Distributor:                              Manufacturer :
                                          Accident Prevention Plus, Inc.



/s/ Arturo C. Wenzel Gonzales             /s/ George Rishfield
-----------------------------             ---------------------
Authorized Signature                      Authorized Signature



Director General                          Exec. Vice President of Sales
----------------                          -----------------------------
Title                                     Title



Arturo C. Wenzel Gonzales                 George Rishfield
-------------------------                 ----------------
Authorized name (Type or Print)           Authorized name (Type or Print)



January 9, 2001                           January 9, 2001
---------------                           ---------------
Date                                      Date